Exhibit 10.25

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this "Agreement") is made and entered as of the 4th day of November, 2011, by and between WILDCAT MINING CORPORATION., a Nevada corporation ("Company A") and R Squared Incorporated, a Colorado Corporation ("Company B"). NOTE - R Squared includes services performed by George Robinson and J. Erich Rauber during the period of November 2009 through November 23, 2010.

R E C I T A L S:

WHEREAS, Company A currently owes Company B THREE HUNDRED AND TWENTY THOUSAND DOLLARS  ($320,000.00) (the "Amount Owed") in connection with all past services performed by Company B on behalf of Company A (collectively, the "Services"). The Amount Owed includes a consideration for interest accrued.

NOW, THEREFORE, for the reasons set forth herein above, and in consideration of the mutual promises and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1 1.

Initial Payment.  Company A agrees to pay Company B the sum of TWENTY FIVE THOUSAND USD ($25,000) (“the payment”) at the signing of this agreement.

2.

Second Payment.  Company A agrees to pay Company B $15,000 USD if additional working capital is raised (in excess of $500,000). In the event that Company A does not raise in excess of $500,000, Company A will pay the $15,000 over a 10th  and 11th month  installment payment (per the schedule defined in Item 3).

3.

Installment Payments.  Upon production of gold or gold equivalents of Company A at a minimum of 75oz per month, Company B will be paid TEN THOUSAND USD ($10,000) (“installment payments”) per month for a period of 9 months.   In order for the installment payments to remain consecutive, 75oz of minerals needs to be met each month thereafter the initial installment payment made. If no more capital is raised two additional months will be added to this time period to make up for the non payment of the second.

4.

Stock Payment.  Company B will be issued 633,333 shares ($190,000 USD at .30 cents per share) of  post split adjusted restricted common stock  in Company A to commensurate this agreement.

6.

Release.

(a a)

Release.  These  Payments shall be in full settlement and satisfaction of the Amount Owed for, and incurred in connection with, the Services performed or alleged to be performed by Company B, on behalf or for the benefit of Company A, and Company B, for itself, its affiliates, subsidiaries, successors and assigns, hereby releases and forever discharges Company A, its successors, assigns, subsidiaries, affiliates, officers, directors and shareholders (individually and collectively), and any and all of Company A's agents, employees, and their heirs, personal representatives, successors and assigns, of and from any claims asserted, or that might or could have been asserted, against Company A, regarding, arising out of, or in connection with the Services, and from any and all claims, demands, damages, rights of actions, both known and unknown, or costs, expenses or compensation of whatever kind or nature, to the date hereof, which Company B now has or had or might, could or would otherwise have had against Company A, which pre-date the effective date of this Agreement.

(b b)

Covenant Not to Sue.  Upon receipt of the Payment, Company B agrees that it will not commence, or cause any other person or entity on its behalf or for its direct or indirect benefit to file, any suit, claim, demand, charge, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any matter herein released against Company A, for any reason whatsoever.

(c c)

Dual Indemnity.  Upon receipt of the Payment, Company B further agrees to indemnify and hold Company A, its successors, assigns, subsidiaries, affiliates, officers, directors and shareholders (individually and collectively, and any and all of Company A's agents, employees, and their heirs, successors, personal representatives and assigns, and any and/or all of them, harmless from any damages, costs, attorneys' fees, and any other expense based on any claim or cause of action herein released, or if any other suit, claim, demand, charge, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any matter herein released is initiated by Company B, or by another person on Company B' behalf or for its direct or indirect benefit, against any of the parties released herein, except for a breach of this Agreement.

7.

Governing Law.  The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Colorado.

8.

Entire Agreement.  This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the parties hereto.  The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement, Release and Covenant not to Sue as of the date first set forth above.

Wildcat Mining Corporation:

COMPANY A

By: /s/ Paul Serluco

Title: CFO

R Squared Incorporated:

COMPANY B

By:   /s/ George M. L. Robinson

Title: /s/ President

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